Exhibit 4.32

CONSULTING AGREEMENT

CONSULTING AGREEMENT MADE AND ENTERED INTO WITH AN EFFECTIVE DATE OF MAY 13, 2021

BETWEEN:

THERATECHNOLOGIES INC., a corporation governed by the Business Corporations Act (Quebec), having its principal place of business at 2015 Peel Street, 11th Floor, Montreal, Province of Québec, Canada, H3A 1T8;

(hereafter “Thera”)

AND:	JP ARENA REGULATORY CONSULTING, LLC, a corporation governed by the laws of Pennsylvania, having its principal place of business at ;

(hereafter “Consultant”)

WHEREAS Thera is a Canadian biopharmaceutical company involved in research and development, manufacture and commercialization of pharmaceutical products;

WHEREAS Consultant specializes in providing U.S. scientific and regulatory advice on the development and commercialization of pharmaceutical products; and

WHEREAS Thera desires to retain the services of Consultant through which Consultant will provide the services of Joseph Arena to act as a member of the board of directors of Thera;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Engagement. Thera does hereby retain Consultant on a non-exclusive basis to provide the services of Joseph Arena as a member of the board of directors of Thera for the consideration and for the terms and conditions hereinafter set forth, and Consultant hereby accepts to provide the services of Joseph Arena to act as such, upon and subject to the terms and conditions of this Agreement.

2.

Obligations of Consultant. Consultant agrees that the services of Joseph Arena shall be available to Thera upon reasonable request from Thera. Consultant acknowledges that this Agreement is entered into based on the availability of Joseph Arena to act as a director of Thera.

3.

Term and Renewal. Subject to Paragraph 14, the term of this Agreement shall be deemed to have begun on May 13, 2021and shall terminate on the earlier of: (i) the date of the annual meeting of shareholders of Thera; and (ii) the date Consultant is unable to provide the services of Joseph Arena because, among other things, his death, his resignation or his disqualification to act as a director of Thera. Subject to the foregoing sentence, this Agreement will renew automatically for as long as Joseph Arena remains available to act as a director of Thera and is elected as director of Thera by the shareholders of Thera.

4.

Fees. Consultant shall be paid the same annual fees as those paid to individuals acting as directors of Thera and, when applicable, for acting as members of a committee of the board of directors of Thera. The annual fees paid to an individual acting as a member of the board of directors of Thera is currently set at CAN $60,000. The fee is paid in four equal quarterly installments of CAN $15,000 the first day of each calendar quarter. Consultant acknowledges that such fees may increase or decrease during the term of this Agreement. Consultant agrees that the services of Joseph Arena may be paid via the issuance of securities. Where the issuance of securities is made as payment for the services performed by Joseph Arena, Consultant acknowledges that such securities will be issued in the personal name of Joseph Arena only. Consultant hereby waives any claims against Thera for unpaid fees where payment is made through the issuance of securities to Joseph Arena personally.

5.

Expenses. During the Term, Thera will reimburse Consultant for the out-of-pocket expenses incurred by Joseph Arena as a director of the board of directors of Thera or as a member of any of its committees. Such reimbursement shall be made within forty-five (45) days from the receipt of the documents evidencing such expenses.

6.

Taxes. All amounts paid to Consultant hereunder shall be paid net of any withholding amount that may be applicable. For greater certainty, Thera will not gross up any amount to offset any applicable withholding taxes on amounts owed hereunder. Consultant shall be liable for the payment of its taxes with U.S. regulatory authorities.

7.

Representations and Warranties. Consultant and Joe Arena hereby represent and warrant that: (i) they are not under investigation by the United States Food and Drug Administration, or any other governmental or equivalent authority inside or outside the United States, for any potential violation of law or professional standards which could lead to exclusion or debarment from any federal or state health care program; (ii) they are not, nor have they been, convicted of or indicted for an offense, nor have they otherwise engaged in conduct, which could lead to exclusion or debarment from any federal or state health care program. Consultant and Joseph Arena hereby agree to promptly notify Thera upon any of them becoming aware of any inquiry, or the commencement of any proceeding concerning conduct by any of you, which could result in your exclusion, debarment, or similar action.

8.

Confidential Information. Confidential Information. In the course of the provision of the Services hereunder, Consultant and Joseph Arena will have access to all types of information relating to the intellectual property, the technologies, the industrial secrets, clinical development plans, know-how, business plan, commercial information and other affairs of Thera and its subsidiaries. All such information is collectively referred to herein as “Confidential Information”. Confidential Information also includes all analyses, compilations, data, material, studies, or other document prepared by Consultant or Joseph Arena containing or based upon, in whole or in part, any such Confidential Information, regardless of media or format. The absence of the word “Confidential” does not mean that the information is not confidential. The term “Confidential Information” shall not include: (i) information which, at the time of disclosure, is or thereafter becomes public knowledge through no breach of this Agreement; (ii) documented information which is rightfully in Consultant’s or Joseph Arena’s possession prior to the Effective Date (as defined below) of this Agreement; (iii) information which is disclosed to Consultant or Joseph Arena by a third party unless such disclosure constitutes, or either directly or indirectly results from, a breach of any agreement to which Thera is a party; or (iv) information which is disclosed with the prior written approval of Thera.

9.

Non-Disclosure and Non-Use. Consultant and Joseph Arena hereby agree never to disclose the Confidential Information obtained or elaborated in the course of the performance of the services under this Agreement without the express written consent of Thera, except by order of a court. Consultant and Joseph Arena agree to use the Confidential Information for the sole benefit of Thera and its subsidiaries.

10.

Record Retention. Upon instruction from Thera, Consultant shall forthwith deliver to Thera and shall cause Joseph Arena to deliver to Thera, any and all documents or other written Confindetial Information. Consultant undertakes not to copy, retrieve or take any drawing, plan, reproduction, formula, book or any other Confidential Information.

11.

Intellectual Property. Consultant hereby agrees and Consultant shall cause Joseph Arena to agree to assign to Thera and does hereby assign to Thera all discoveries, inventions, processes, technologies or improvements, patentable or not, conceived by Consultant or Joseph Arena, alone or with others, relating to the affairs of Thera or of its subsidiaries or resulting from the provision of services hereunder. Consultant hereby consents and Consultant shall cause Joseph Arena to assist Thera and any of its subsidiaries in the issuance, renewal or maintenance of domestic or foreign patents on such inventions, processes, technologies or improvements. Consultant and Joseph Arena hereby waive any right with respect to such discoveries, inventions, processes, technologies or improvements. In addition, Consultant hereby assigns and Consultant shall cause Joseph Arena to assign to Thera all moral rights anyone of them may have in any writing done in the performance of the Services hereunder.

12.

Securities. Consultant acknowledges that Thera is a publicly-traded company, governed by securities laws and that such laws prohibit any person having privileged information or information not publicly known, from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Consultant and Joseph Arena agree to comply with all applicable laws and regulations as they pertain to the securities and insiders (as defined under Securities Act (Québec)) of Thera. In addition, Consultant acknowledges that its name may be disclosed in documents filed with securities regulatory authorities to the extent such disclosure is required.

13.

Compliance with Thera’s Policies and Procedures. Consultant and Joseph Arena hereby agree to comply with the current and future policies and procedures of Thera applicable to consultants and members of the board of directors of Thera.

14.

Termination. Either Party shall have the right to terminate this Agreement at any time and without penalty or indemnity, by giving the other Party at least thirty (30) days prior written notice of the effective date of such termination.

15.	Survival of Undertakings. The undertakings contained in Paragraphs 8, 9, 10, 11 and 12 will survive the termination of this Agreement.

16.

Relationship. It is expressly acknowledged and agreed by the parties hereto that the only relationship of Consultant to Thera created by this Agreement shall, for all purposes, be that of an independent contract for services pursuant to Sections 2098 and following of the Civil Code of Québec and that there is no direction and control exercised by Thera over Consultant. Further, Consultant is not a mandatary of Thera and shall not represent himself as such. Unless Consultant obtains the prior written authorization of Thera, Consultant shall not be entitled to speak or act on behalf of Thera.

17.

Waiver. Any waiver or any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by indulgence, delay or other act, omission or conduct. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

18.

No Assignment. The services were contracted for under this Agreement with respect to the personal and professional qualities of Joseph Arena and Consultant may not delegate or subcontract any of its duties or obligations under this Agreement.

19.

Assignment by Thera. Thera may assign its rights and obligations hereunder, without consent, in the event of an amalgamation, merger, acquisition of an important part of its assets, corporate reorganization, arrangement, or take-over bid.

20.

Interpretation. Nothing in this Agreement shall be construed or interpreted as creating an employer/employee relationship between the parties hereto or as giving Consultant the authority to engage or bind Thera or to contract on its behalf.

21.

Laws and Courts. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein. All disputes arising under this Agreement will be referred to the courts of the Province of Quebec which will have exclusive jurisdiction, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts.

22.	Effective Date. Notwithstanding the date of execution of this Agreement, Consultant and Thera agree that this Agreement is effective as at May 13, 2021.

23.

Language. The parties hereto have required that the present Consulting Agreement and all deeds, documents, or notices relating thereto be drafted in the English language. Les parties aux présentes ont exigé que la présente convention et tout autre contrat, document ou avis afférent ou subordonné aux présentes soient rédigés en langue anglaise.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

THERATECHNOLOGIES INC.	JP ARENA REGULATORY CONSULTING, LLC

/s/ Dawn Svoronos	/s/ Joseph Arena
Dawn Svoronos	Joseph Arena
Chair of the Board

Date: September 9, 2021	Date: September 9, 2021

I, Joseph Arena, hereby acknowledge having read and understood the terms and conditions of this Agreement and I hereby agree to be bound by the terms and conditions of those provisions applicable to me.

Dated this 9th day of September, 2021.

/s/ Joseph Arena
JOSEPH ARENA